Exhibit 99.2

Independent Accountants' Report

The Board of Directors Navistar Financial Corporation

We have examined management's assertion, contained in Appendix I, that Navistar Financial Corporation (the Company) complied with the minimum servicing standards set forth in Sections 3.02, 8.07 and Article IV of the Pooling and Servicing Agreement for the Navistar Financial 1998-1 Dealer Note Master Trust, Navistar Financial 2000-WC Dealer Note Master Trust, Navistar Financial 2004-1 Dealer Note Master Owner Trust, and Navistar Financial 2005-1 Dealer Note Master Owner Trust. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned servicing standards as of and for the year ended October 31, 2006 is fairly stated, in all material respects.

KPMG

September 8, 2008